Exhibit 4.3

EXECUTION VERSION

ECHOSTAR CORPORATION,
as the Company
AND EACH OF THE GUARANTORS PARTY HERETO
3.875% CONVERTIBLE SENIOR SECURED NOTES DUE 2030
SECOND SUPPLEMENTAL INDENTURE Dated as of September 29, 2025

Supplemental Indenture (this “Supplemental Indenture”), dated as of September 29, 2025, among EchoStar Corporation, a Nevada corporation (the “Company”), the Guarantors (as defined in the Indenture referred to herein) and The Bank of New York Mellon Trust Company, N.A., as trustee (in such capacity, the “Trustee”) and as collateral agent (in such capacity, the “Collateral Agent”) under the Indenture referred to below.

W I T N E S S E T H

WHEREAS, the Company has heretofore executed and delivered to the Trustee and the Collateral Agent an Indenture dated as of November 12, 2024 (as amended by the First Supplemental Indenture, dated as of September 7, 2025, the “Indenture”), providing for the issuance of 3.875% Convertible Senior Secured Notes due 2030 (the “Notes”);

WHEREAS, Section 10.02 and Section 10.05 of the Indenture provide that the Indenture may be modified, amended or supplemented by the Company, the Guarantors, the Trustee and the other parties to the Indenture, as applicable, with the consent of at least a majority of the aggregate principal amount of the Notes then outstanding (the “Requisite Consents”);

WHEREAS, the Company has obtained the Requisite Consents to the Amendment to the Indenture as set forth in Article One hereof;

WHEREAS, pursuant to Section 10.02 and Section 10.05 of the Indenture, the Company, the Guarantors, the Trustee and the Collateral Agent are authorized to execute and deliver this Supplemental Indenture.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged each party hereto mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

ARTICLE ONE

AMENDMENT

Section 4.13 of the Indenture is hereby amended by deleting the text thereof which is lined out (indicated textually in the same manner as the following example: ~~stricken text~~) and inserting the text therein which is double underlined (indicated textually in the same manner as the following example: double underlined text), in each case, in the place where such text appears below (the “Amendment”):

Section 4.13      Asset Sales.

(a)	No Guarantor will, and the Company shall cause the Guarantors not to, in a single transaction or a series of related transactions, sell, lease, assign, transfer, convey or otherwise dispose of any Collateral owned by such Guarantor (including through the sale by the Company or its Subsidiaries of the Equity Interests of any Guarantor) (each of the forgoing, an “Asset Sale”); provided that the following shall not be deemed an Asset Sale;

(1)	in the event that the License Purchase Agreement related to the SpaceX Transaction has been terminated in accordance with its terms without consummation of the SpaceX Transaction occurring, the sale, lease, assignment, transfer, conveyance or other disposition of any Collateral at no less than the fair market value of such Collateral for cash or Cash Equivalents, so long as, on a pro forma basis for such sale, lease, conveyance or other disposition, the First Lien LTV Ratio is not greater than 0.375 to 1.00; provided that the Appraised Value of the Collateral sold, leased, transferred or otherwise disposed of pursuant to this sub-clause (1) shall not exceed $9.5 billion in the aggregate (with the aggregate value of such Collateral for purposes of calculating utilization of this basket being determined pursuant to the definition

“Appraised Value” at the time of consummation thereof without giving any effect to subsequent changes in value of the applicable assets); provided, further, that no such sale, lease, assignment, transfer conveyance or other disposition shall be made to any Affiliate of such Guarantor other than another Guarantor or a Spectrum Joint Venture; provided, further, that any sale, assignment, transfer, conveyance or disposition of any Collateral to a Spectrum Joint Venture (a) shall be made at no less than the Appraised Value of such Collateral for cash and (b) any Net Proceeds or Specified Net Proceeds resulting therefrom shall be applied as set forth under this Section 4.13;

(2)	the sale, lease, assignment, transfer, conveyance or other disposition of any Collateral between or among the Guarantors; provided that the applicable Guarantor receiving Collateral shall have concurrently therewith executed any and all documents, financing statements, agreements and instruments, and taken all further action that may be required under applicable law (to the extent required under this Indenture and/or the Security Documents) in order to grant and perfect a first-priority Lien in such Collateral for the benefit of the Holders;

(3)	a disposition resulting from any condemnation or other taking, or temporary or permanent requisition of, any property or asset, any interest therein or right appurtenant thereto, in each case, as the result of the exercise of any right of condemnation or eminent domain, including any sale or other transfer to a governmental authority in lieu of, or in anticipation of, any of the foregoing events; ~~and~~

(4)	any Permitted Asset Swap;

(5)	the SpaceX Transaction, so long as the cash proceeds received from such transaction shall be used to redeem in full the New Exchange Notes and the New Senior Spectrum Notes substantially concurrently with the closing of such transaction. For purposes of this Section 4.13, the “SpaceX Transaction” shall mean the transactions contemplated by that certain License Purchase Agreement (the “License Purchase Agreement”) dated on or about September 7, 2025 among the Company, Spectrum Business Trust 2025-1 and Space Exploration Technologies Corp. (including the redemption in full of the New Exchange Notes and the New Senior Spectrum Secured Notes), without giving effect to any amendment, waiver, consent or other modification thereof that would adversely affect the Holders of the Notes; and

(6)	while the License Purchase Agreement is in effect and after the consummation of the SpaceX Transaction, the sale, lease, assignment, transfer, conveyance or other disposition of any Collateral that are FCC Licenses with respect to AWS-3 Spectrum, including proceeds for Band 66 and Band 70 of AWS-3 at no less than the fair market value of such Collateral, so long as, on a pro forma basis for (i) such sale, lease, conveyance or other disposition and (ii) the consummation of the SpaceX Transaction, the sum of (A) 37.5% of the Appraised Value of any remaining Collateral securing the Notes (the “Remaining Spectrum Collateral”) and (B) the amount of cash (including all or a portion of the cash received from such sale, lease, assignment, transfer, conveyance or other disposition) that the Company has deposited at such time into a segregated, controlled account at a special purpose entity (which entity shall be a newly formed entity with no other operations, assets, liabilities or obligations other than cash and cash equivalents and the liabilities and obligations with respect to the Notes) pledged solely for the benefit of the Notes (the “Cash Collateral” and, together with the Remaining Spectrum Collateral, the “Collateral Coverage Amount”) shall be no less than an amount equal to the sum of (x) the outstanding principal amount of the Notes at such time and (y) an amount equal to one full cash interest payment on the outstanding principal amount of the Notes at such time (such sum, the “Covered Amount”); provided that the Company shall not withdraw any Cash Collateral from such account unless at the time of such withdrawal, and giving pro forma effect to any amounts so withdrawn, the Collateral Coverage Amount is no less than the Covered Amount.

1.	Ratification of Indenture: Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. Upon and after the execution of this Supplemental Indenture, each reference in the Indenture to “this Indenture,” “hereunder,” “hereof” or words of like import referring to the Indenture shall mean and be a reference to the Indenture as modified hereby.

ARTICLE TWO

MISCELLANEOUS PROVISIONS

2.	NEW YORK LAW TO GOVERN. THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.
3.	Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.
4.	Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.
5.	The Trustee and Collateral Agent. The Trustee and the Collateral Agent shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guarantors and the Company.
6.	Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

ECHOSTAR CORPORATION

By: /s/ Paul W. Orban
Name: Paul W. Orban
Title: Executive Vice President and Chief Financial Officer

NORTHSTAR SPECTRUM, LLC

By: /s/ Paul W. Orban
Name: Paul W. Orban
Title: Chief Financial Officer

SNR WIRELESS HOLDCO, LLC

By: /s/ Paul W. Orban
Name: Paul W. Orban
Title: Chief Financial Officer

DBSD SERVICES LIMITED

By: /s/ Paul W. Orban
Name: Paul W. Orban
Title: Chief Financial Officer

GAMMA ACQUISITION HOLDCO, L.L.C.

By: /s/ Paul W. Orban
Name: Paul W. Orban
Title: Treasurer

NORTHSTAR WIRELESS, LLC

By: /s/ Paul W. Orban
Name: Paul W. Orban
Title: Treasurer

Signature Page to Supplemental Indenture (Convertible Notes)

SNR WIRELESS LICENSECO, LLC

By: /s/ Paul W. Orban
Name: Paul W. Orban
Title: Treasurer

DBSD CORPORATION

By: /s/ Paul W. Orban
Name: Paul W. Orban
Title: Chief Financial Officer

GAMMA ACQUISITION L.L.C.

By: /s/ Paul W. Orban
Name: Paul W. Orban
Title: Treasurer

Signature Page to Supplemental Indenture (Convertible Notes)

SPECTRUM BUSINESS TRUST 2025-1

By: The Bank of New York Mellon Trust Company, N.A., as trustee

By: /s/ Melissa Matthews
Name: Melissa Matthews
Title: Agent

Signature Page to Supplemental Indenture (Convertible Notes)

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee and Collateral Agent

By: /s/ Michael C. Jenkins
Name: Michael C. Jenkins
Title: Vice President

Signature Page to Supplemental Indenture (Convertible Notes)